Exhibit 99.1



                U.S Bankruptcy Court for the District of Delaware
                           824 Market Street
                              3rd Floor
                        Wilmington, DE 19801


In Re a Petition for Relief under Chapter 7 of Title 11, U.S. Code, filed by or against the below named Debtor(s):

DEBTOR:     Superus Holdings, Inc.              CASE # 02-10736 MFW
TAX ID:       11-3535629

                                      ORDER AND NOTICE
                                       BY THE COURT
                            ORDER APPROVING TRUSTEE'S REPORT OF NO
                               DISTRIBUTION AND CLOSING ESTATE

It appearing to the court that the Trustee has filed his report of no distribution and That said Trustee has performed all other and further duties required of him in theAdministration of this estate;

IT IS ORDERED that the report is approved and the estate is closed; that the Trustee is discharged from and relieved of his trust; and that the bond of the Trustee is canceled and the surety or sureties thereon are released from further liability, except any liability which may have accrued during the time such bond was in effect.


                                                /s/David D. Bird
                                                __________________
                                                Clerk of the Court

Date:  December 15, 2003